Exhibit No. 10.1

Armstrong World Industries, Inc.
2500 Columbia Ave.
Lancaster, PA 17604

July 9, 2026

Personal & Confidential

Jennifer Kozak

Dear Jennifer,

On behalf of Armstrong World Industries, Inc. (“AWI”), I am pleased to confirm our offer of employment to you for the position of Senior Vice President, Chief Human Resources Officer. This position is based in Lancaster, PA, reporting to me.

Your anticipated start date is Wednesday, September 9, 2026.

Compensation Terms

You will earn a semi-monthly gross base salary of $17,916.67 which, if annualized, would be $430,000, paid on the fifteenth and the last day of each month.

You are eligible to participate in our Annual Incentive Plan with a target incentive of 65%. This incentive is based on your actual base salary earnings, prorated for your actual service time in your first calendar year of employment. Your incentive payment will be based on performance measures approved by the Management Development and Compensation Committee and may be subject to adjustments based on your individual performance. You must be an active employee with AWI on the day of incentive distribution, which is typically paid out in March following the plan year.

You will be eligible for long-term incentive (LTI) plan participation which is typically made in the form of stock-based grants, targeted to have a value of 115% of your annualized base salary. You will be eligible to receive a full annual grant for 2026 at time of hire.

Additionally, we are pleased to offer you a one-time special grant of time-based restricted stock units with an award value of $250,000. The restricted stock units will carry a vesting schedule of 33% after 1 year, 33% after 2 years and 34% after 3 years.

Benefits

AWI offers competitive benefit plans. Please refer to your New Hire Benefits information that is provided as part of your offer. You may direct any questions to Kelly Strunk, VP Total Rewards at 717-719-0133.

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AWI has established a nonqualified deferred compensation plan that allows highly compensated executives to defer base salary and bonus compensation above a specified pay limit ($306,250 for 2026) and receive the same match as that provided under the qualified 401(k) plan. The company match is fully vested after you have completed 3 years of service.
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You are eligible for the company-paid Executive Long-Term Disability Insurance Program. Your disability benefit is 60% of the sum of base salary and the average bonus paid over the past two years. For this calendar year, we will use your annualized base salary to determine your disability benefit. Coverage for eligible compensation in excess of $300,000 will be subject to proof of insurability.
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The company will reimburse you up to $4,500 for personal financial planning and income tax preparation services you incur in 2026 and annually thereafter. Reimbursement for these services would be taxable income to you.
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As a senior executive, you are eligible for a company-paid annual physical and will be able to select the medical institution or facility for the physical. AWI will provide full reimbursement.

Individual Separation Agreement

AWI will provide a severance payment equal to one and half times the sum of base salary and target bonus in the event of an involuntary termination without Cause as defined below.

In the event of a change in control (CIC) as defined in the agreement, the agreement will extend for two years from the date of the CIC event. Severance benefits will equate to two times the sum of base salary and target bonus. Health, disability, and life insurance benefits would continue in accordance with the terms of each plan until the earlier of two years following your termination of employment, or until eligible for benefits from a new employer.

All severance benefits are conditioned upon your execution of an AWI approved release of your existing rights and claims against AWI in a form provide by AWI and compliance with restrictive covenants.

Paid Time Off

AWI observes a total of eleven holidays. Depending on your actual work location, one of these is considered a personal holiday that can be used for paid time off in addition to your vacation. You must be employed by June 30 to be eligible for the personal holiday in your first year.

You will qualify for five (5) weeks of vacation, pro-rated for that portion of time that you're employed in this calendar year.

Vacation Buy Program: Employees hired before October 1 are eligible to purchase up to five days of vacation in the first calendar year (i.e., from hire date to December 31). Discuss your vacation purchase plans with your manager prior to completing the form. Employees hired on 3 or after October 1 are not eligible but are eligible beginning January 1 of the next calendar year.

Summary of Terms

Your target annual cash compensation will be $709,500, with additional upside opportunity through incentive achievement. Your target annual total direct compensation will be $1,203,500. Including your sign-on equity award, your first-year target total compensation will be approximately $1,453,500.

Offer Contingencies

This offer of employment is contingent upon the following conditions. You must pass or complete all of the following in order to be employed by AWI.

1.
Passing the Background Verifications and Drug Tests.

You must successfully complete a drug screening test and the background checks. Within 24 hours of accepting this offer, our background checking vendor, First Advantage, will contact you via your email account, with instructions for authorizing a background check and your drug test. Any sample provided in connection with your pre-employment drug screening that is identified as 'tampered with' or otherwise does not meet the requirements of the drug testing facility will result in the offer of employment being withdrawn and will not be retested.

Please note that you must satisfy the drug test requirement prior to your first day of employment. We require that within 72 hours of accepting this offer, you visit the drug collection site designated by our vendor, First Advantage.

2.
Definition of Cause

"Cause" means (1) conviction of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Company; (3) violation of the Company’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or non-solicitation covenant with respect to the Company; or (5) gross misconduct in the performance of your duties with the Company.

3.
Providing Proof of Your Right to Work in the United States.

You will be required to show proof of your right to work in the United States of America within three days of your start date. Examples of suitable documentation are a current United States passport, a state issued driver's license or I.D. card with a photograph and an original social security card, a state-issued driver's license or I.D. card with a photograph and a birth certificate issued by the state, county, or other municipality.

4.
Agreement to the AWI Terms and Conditions.

This offer requires that you agree to the "Armstrong World Industries Inc., Statement of US Employment Terms and Conditions" found at the end of this letter. In accepting this offer, you agree that you have relied only on the terms defined in this offer and linked documents.

Please acknowledge your acceptance of this offer no later than July 15, 2026, by completing the Acceptance Confirmation section found below and returning the signed letter to Kelly Strunk at klstrunk@armstrong.com. The official record of this offer letter will be filed with Talent Acquisition.

Jennifer, I have truly enjoyed getting to know you over the last several weeks. I am confident that your experience, authenticity, warmth, and grace will quickly make you an impactful and respected leader at Armstrong … and a trusted partner to me and the entire Executive Leadership Team.

I am pleased to confirm this employment offer and look forward welcoming you to the Armstrong family. Should you have any questions, please do not hesitate to give me a call.

Sincerely,

/s/ Mark A. Hershey

Mark A. Hershey

President & Chief Executive Officer

484-368-1830

mahershey@armstrong.com

Armstrong World Industries Inc., Statement of US Employment Terms and Conditions

Please understand that your employment at Armstrong World Industries Inc., will be subject to the following terms and conditions. Failure to follow these terms and conditions may result in disqualification from further consideration for employment, withdrawal of an offer of employment or termination of your employment with AWI.

1. Offer Contingencies

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Drug/Background Screens. Your employment is contingent upon your successful completion of a substance/drug test screening, and all background checks. A confirmed positive drug screening test will exclude you from further consideration for employment. You also understand and authorize AWI and any of its agents, employees, or contractors to investigate all of the information you provide in connection with your interest in employment with AWI. You also agree to waive and release any claims that may result from the use, disclosure or release of any information related to this investigation, and you understand that an unfavorable result of the background investigation may result in the withdrawal of this employment offer. You also agree and understand that all information provided in connection with your interest in employment with AWI will be stored electronically in the United States.
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Employment Eligibility. You will be required to verify that you are authorized to work in the United States.
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Conflict of Interest and Confidentiality. Armstrong World Industries Inc. does not wish to receive any documents or any other confidential information concerning any business, technical or other information that you received as a result of any former employment.
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Existing Employment Agreements. You agree that you are not bound under any agreement which prohibits you from being employed by Armstrong World Industries Inc., or any of its subsidiaries. You understand that in the event such an agreement exists, Armstrong World Industries Inc., has the right to end your employment or challenge any such agreement in its sole discretion.
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Intellectual Property. You will need to sign the Armstrong World Industries Inc., Intellectual Property and Confidential Information Agreement during your orientation.

2. Work Schedules. Although management will make efforts to accommodate individual preferences, the company may at times require overtime, shift work, changes in work schedules and facility transfers.

3. Direct Deposit. Direct deposit to employees' bank accounts is our preferred payment method. AWI Benefit Services will mail New Hire Informational Packet to you, which includes an Authorization Agreement for Direct Deposit. Please mail this form and a voided blank check from your bank to AWI Payroll Services. AWI Payroll Services can also assist you in obtaining a bank account for direct deposit purposes.

4. Employment "At Will". You understand and agree that your employment with Armstrong World Industries Inc., is "at will" meaning that either you or AWI may terminate your employment and compensation with or without cause, with or without notice, at any time. You also acknowledge and agree that no AWI policy, handbook, manual, publication, procedure, or rule is intended to create a contract of employment nor intended to modify your "at will" relationship with AWI. No manager, supervisor, or other representative of AWI has any authority to modify this relationship or to make any agreements to the contrary other than the President/CEO of AWI. No such agreements shall be valid unless they are in writing and signed by one of these officers of AWI. This is the entire understanding and agreement regarding your employment relationship with AWI and the right of AWI or you to terminate the relationship with or without good cause, and this understanding takes the place of all prior agreements, representations, and understandings regarding your employment at AWI.

5. Falsification. Honesty and integrity are core values at AWI. You certify that all the information and statements made by you at any time in connection with your interest in employment at AWI are true and complete, and that AWI will rely upon the information you provide. You understand and agree that if you submit false information or omit information, you will no longer be considered a candidate for employment with our company or, if employed at AWI, you will be subject to the termination of your employment.